Term sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 159-A-I dated January 6, 2009	Term Sheet to Product Supplement No. 159-A-I Registration Statement No. 333-155535 Dated January 7, 2009; Rule 433

Structured Investments	JPMorgan Chase & Co.
$
15.6250%† (equivalent to 23.4375% per annum) Single Observation Reverse Exchangeable Notes due September 11, 2009 Linked to Five Equally Weighted Reference Stocks
† The actual interest rate will be determined on the Pricing Date and will not be less than 15.6250% (equivalent to 24.4375% per annum)

General

  The notes are designed for investors who seek a higher interest rate than the current dividend yields on the Reference Stocks or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in appreciation in any Reference Stock, be willing to accept the risks of owning equities in general and the Reference Stocks in particular, and be willing to lose some or all of their principal at maturity.
  The notes will pay 15.6250% (equivalent to at least 23.4375% per annum) interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on whether the Final Share Price of each Reference Stock has declined from its Initial Share Price by more than its Protection Amount as described below.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing September 11, 2009*.
  Payment at maturity with respect to each Reference Stock for each $1,000 principal amount note will be either a cash payment of $1,000 x the applicable Stock Weighting (or $200) or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes are expected to price on or about January 7, 2008 and are expected to settle on or about January 12, 2008. The pricing date, for purposes of these notes, is the day we determine the Interest Rate and the Protection Amounts for each Reference Stock and, accordingly, reflects the day that the terms of the notes will become final.

Key Terms

Reference Stocks:

The common stocks of Ameriprise Financial Inc., Freeport-McMoRan Copper & Gold Inc., Google Inc., Jacobs Engineering Group Inc. and Valero Energy Corporation (each such common stock, a “Reference Stock,” and together, the “Reference Stocks”).

Interest Rate:	At least 15.6250% during the term of the notes (equivalent to at least 23.4375% per annum), paid monthly and calculated on a 30/360 basis.
Protection Amounts:

For each Reference Stock, an amount that represents at least 10% of the Initial Share Price, subject to adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this term sheet for the Protection Amount for each Reference Stock.

Pricing Date:	On or about January 7, 2009
Settlement Date:	On or about January 12, 2009
Observation Date:	September 8, 2009*
Maturity Date:	September 11, 2009*
CUSIP:	48123LYJ7
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 12th calendar day of each month, except for the final interest payment, which will be payable on the Maturity Date (each such date, an “Interest Payment Date”), commencing February 12, 2009, to and including the Maturity Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet for more information.

Payment at Maturity:

The payment at maturity, in excess of any accrued and unpaid interest, is based on the performance of each Reference Stock. At maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, a payment consisting of the following:
(i) with respect to each Reference Stock, if the closing price of such Reference Stock on the Observation Date (i.e., the Final Share Price) has not declined, as compared to its Initial Share Price, by more than its Protection Amount, a cash amount equal to $1,000 x Stock Weighting of such Reference Stock, and
(ii) with respect to each Reference Stock, if the closing price of such Reference Stock on the Observation Date (i.e., the Final Share Price) has declined, as compared to its Initial Share Price, by more than its Protection Amount, the number of shares of such Reference Stock equal to the Physical Delivery Amount for such Reference Stock (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of such Physical Delivery Amount for a Reference Stock or the Cash Value thereof will most likely be substantially less than $200, and may be zero.

Stock Weighting:	For each Reference Stock, 20%.
Monitoring Day:	The Observation Date.*
Physical Delivery Amount:

For each Reference Stock, the number of shares of such Reference Stock, per $1,000 principal amount note, equal to (1) $1,000 x the Stock Weighting of such Reference Stock divided by (2) the Initial Share Price of such Reference Stock, subject to adjustments.

Cash Value:

For each Reference Stock, the amount in cash equal to (1) $1,000 x the Stock Weighting of such Reference Stock divided by (2) the Initial Share Price of such Reference Stock, and multiplied by (3) the Final Share Price of such Reference Stock, subject to adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this term sheet for the Physical Delivery Amount for each Reference Stock.

Initial Share Price:

For each Reference Stock, the closing price of such Reference Stock on January 5, 2009. The Initial Share Price of a Reference Stock is subject to adjustments in certain circumstances. See “Description of Notes – Payment at Maturity” and “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. 159-A-I for further information about these adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this term sheet for the Initial Share Price for each Reference Stock.

Final Share Price:	For each Reference Stock, the closing price of the Reference Stock on the Observation Date.
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement no. 159-A-I.

Investing in the Single Observation Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 159-A-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	In no event will the fees and commissions received by J.P. Morgan Securities Inc., which we refer to as JPMSI, which include concessions to be allowed to other dealers, exceed $60.00 per $1,000 principal amount note. For more detailed information about fees, commissions and concessions, please see “Supplemental Plan of Distribution” on the last page of this term sheet.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan

January 7, 2009

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 159-A-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 159-A-I dated January 6, 2009. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 159-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 159-A-I dated January 6, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209000073/e34043_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay at least 15.6250% (equivalent to at least 23.4375% per annum) interest over the term of the notes, which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. The actual interest rate will be determined on the Pricing Date and will not be less than 15.6250% (equivalent to 23.4375% per annum) interest over the term of the notes. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of at least 15.6250% (equivalent to at least 23.4375% per annum) over the term of the notes. Interest will be payable monthly in arrears on the 8th calendar day of each month, except for the final interest payment, which will be payable on the Maturity Date (each such date, an “Interest Payment Date”), commencing February 12, 2009, to and including the Maturity Date, to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — Your return of principal at maturity is protected so long as the Final Share Price of each Reference Stock does not decline from its Initial Share Price by more than its Protection Amount. However, if the Final Share Price of any Reference Stock declines from its Initial Share Price by more than its Protection Amount, you could lose some or all of the principal amount of your notes.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	TS-1

  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 159-A-I. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes as units comprising five Put Options and a Deposit for U.S. federal income tax purposes. We will determine the portion of each coupon payment that we will allocate to interest on the Deposit and to the five Put Premiums, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on January 6, 2009, we would have treated approximately 7.77% of each coupon payment as interest on the Deposit and approximately 23.38%, 21.49%, 10.09%, 19.20% and 18.07% as the Put Premiums for the respective Put Options on Ameriprise Financial Inc., Freeport-McMoRan Copper & Gold Inc., Google Inc., Jacobs Engineering Group Inc. and Valero Energy Corporation. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premiums will not be taken into account prior to maturity or sale. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the timing and character of income or loss (including whether the Put Premiums might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Options.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 159-A-I dated January 6, 2009.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on whether the Final Share Price of any Reference Stock has declined from its Initial Share Price by more than its Protection Amount. Under certain circumstances, you will receive at maturity, with respect to a Reference Stock, a predetermined number of shares of such Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of such Reference Stock or the Cash Value thereof will be less than $200 and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Interest Payment Date, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  YOUR PROTECTION MAY TERMINATE ON THE OBSERVATION DATE — If the closing price of any Reference Stock on the Observation Date (i.e. its Final Share Price) declines below its Initial Share Price minus its Protection Amount, you will be exposed to any depreciation in such Reference Stock proportionally to its Stock Weighting. Because the Final Share Price of a Reference Stock will be determined based on the closing price on a single trading day near the end of the term of the notes, the price of such Reference Stock at the maturity date or at other times during the term of the notes could be at a level above its Initial Share Price minus its Protection Amount. This difference could be particularly large if there is a significant decrease in the price of such Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of such Reference Stock during the term of the notes, especially on dates near the Observation Date.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	TS-2

  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCKS — Unless the Final Share Price of a Reference Stock has declined, as compared to its Initial Share Price, by more than its Protection Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stocks, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stocks during the term of the notes.
  CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — Price movements in the Reference Stocks may or may not be correlated with each other. Even at a time when most of the Reference Stocks are experiencing positive performance, negative performance of at least one of the other Reference Stocks will cause you to receive less than the principal amount of your notes at maturity if the Final Share Price of such Reference Stock has declined from its Initial Share Price by more than its Protection Amount. Moreover, performances of the Reference Stocks may become highly correlated from time to time during the term of the notes, including a period in which there is substantial decline in a particular sector or sectors represented by some or all of the Reference Stocks. High correlation during periods of negative price performance among some or all of the Reference Stocks could similarly cause you to receive less than the principal amount of your notes at maturity.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights or dividend payments. In addition, the Reference Stock issuers will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the Reference Stock issuers. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this term sheet or in product supplement no. 159-A-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stocks and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 159-A-I.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	TS-3

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-17 of the accompanying product supplement no. 159-A-I for more information.

Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts

The table below sets forth the five issuers of the Reference Stocks, as well as the Stock Weighting and the ticker symbol for each Reference Stock and the U.S. exchange on which each Reference Stock is currently listed.

The table below also indicates the Initial Share Price and Physical Delivery Amount for each Reference Stock, in each case subject to adjustments. The Protection Amount for each Reference Stock will be determined on the Pricing Date.

Ticker Symbol	Issuer	Exchange	Stock Weighting	Initial Share Price	Protection Amount	Physical Delivery Amount

AMP	Ameriprise Financial, Inc.	NYSE	20%	$24.14		8.2850
FCX	Freeport-McMoRan Copper & Gold Inc.	NYSE	20%	$28.22		7.0872
GOOG	Google Inc.	NASDAQ	20%	$328.05		0.6097
JEC	Jacobs Engineering Group Inc.	NYSE	20%	$51.07		3.9162
VLO	Valero Energy Corporation	NYSE	20%	$24.60		8.1301

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	TS-4

Ameriprise Financial, Inc. (“Ameriprise”)

According to its publicly available filings with the SEC, Ameriprise is engaged in providing financial planning, products and services that are designed to be utilized as solutions for its clients’ cash and liquidity, asset accumulation, income, protection and estate and wealth transfer needs. The common stock of Ameriprise, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Ameriprise in the accompanying product supplement no. 159-A-I. Ameriprise’s SEC file number is 001-32525.

Historical Information of the Common Stock of Ameriprise

The following graph sets forth the historical performance of the common stock of Ameriprise based on the weekly closing price (in U.S. dollars) of the common stock of Ameriprise from September 16, 2005 through January 2, 2009. The common stock of Ameriprise commenced trading on the New York Stock Exchange on September 15, 2005. The closing price of the common stock of Ameriprise on January 6, 2008 was $25.10. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of Ameriprise, the price of the common stock of Ameriprise has experienced significant fluctuations. The historical performance of the common stock of Ameriprise should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Ameriprise on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Ameriprise will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Ameriprise will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Ameriprise.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	TS-5

Freeport-McMoRan Copper & Gold Inc. (“Freeport-McMoRan”)

According to its publicly available filings with the SEC, Freeport-McMoRan is a copper, gold and molybdenum mining company, with its principal asset located in the Grasberg minerals district in Indonesia, with additional mines in North and South America. The common stock of Freeport-McMoRan, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Freeport-McMoRan in the accompanying product supplement no. 159-A-I. Freeport-McMoRan’s SEC file number is 001-11307-01.

Historical Information of the Common Stock of Freeport-McMoRan

The following graph sets forth the historical performance of the common stock of Freeport-McMoRan based on the weekly closing price (in U.S. dollars) of the common stock of Freeport-McMoRan from January 2, 2004 through January 2, 2009. The closing price of the common stock of Freeport-McMoRan on January 6, 2009 was $30.81. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of Freeport-McMoRan, the price of the common stock of Freeport-McMoRan has experienced significant fluctuations. The historical performance of the common stock of Freeport-McMoRan should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Freeport-McMoRan on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Freeport-McMoRan will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Freeport-McMoRan will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Freeport-McMoRan.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	TS-6

Google Inc. (“Google”)

According to its publicly available filings with the SEC, Google is a global technology leader focused on improving the ways people connect with information. The class A common stock of Google, par value $0.01 per share (which we refer to as the “common stock of Google”, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Google in the accompanying product supplement no. 159-A-I. Google’s SEC file number is 000-50726.

Historical Information of the Common Stock of Google

The following graph sets forth the historical performance of the common stock of Google based on the weekly closing price (in U.S. dollars) of the common stock of Google from August 20, 2004 through January 2, 2009. The common stock of Google commenced trading on the NASDAQ Stock Market on August 20, 2004. The closing price of the common stock of Google on January 6, 2009 was $334.06. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of Google, the price of the common stock of Google has experienced significant fluctuations. The historical performance of the common stock of Google should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Google on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Google will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Google will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Google.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	TS-7

Jacobs Engineering Group Inc. (“Jacobs”)

According to its publicly available filings with the SEC, Jacobs is a professional services firms focused exclusively on providing a broad range of technical, professional, and construction services to a large number of industrial, commercial, and governmental clients around the world, including (i) project services, (ii) process, scientific, and systems consulting services, (iii) construction services and (iv) operations and maintenance services. The common stock of Jacobs, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Jacobs in the accompanying product supplement no. 159-A-I. Jacobs’s SEC file number is 001-07463.

Historical Information of the Common Stock of Jacobs

The following graph sets forth the historical performance of the common stock of Jacobs based on the weekly closing price (in U.S. dollars) of the common stock of Jacobs from January 2, 2004 through January 2, 2009. The closing price of the common stock of Jacobs on January 6, 2008 was $54.02. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of Jacobs, the price of the common stock of Jacobs has experienced significant fluctuations. The historical performance of the common stock of Jacobs should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Jacobs on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Jacobs will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Jacobs will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Jacobs.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	TS-8

Valero Energy Corporation (“Valero”)

According to its publicly available filings with the SEC, Valero owns and operates refineries located in the United States, Canada, and Aruba that produce conventional gasolines, distillates, jet fuel, asphalt, petrochemicals, lubricants, and other refined products as well as a slate of premium products including RBOB (a base unfinished reformulated gasoline mixture known as “reformulated gasoline blendstock for oxygenate blending”), gasoline meeting the specifications of the California Air Resources Board (CARB), CARB diesel fuel, low-sulfur and ultra-low-sulfur diesel fuel, and oxygenates (liquid hydrocarbon compounds containing oxygen). The common stock of Valero, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Valero in the accompanying product supplement no. 159-A-I. Valero’s SEC file number is 001-13175.

Historical Information of the Common Stock of Valero

The following graph sets forth the historical performance of the common stock of Valero based on the weekly closing price (in U.S. dollars) of the common stock of Valero from January 2, 2004 through January 2, 2009. The closing price of the common stock of Valero on January 6 2008 was $24.95. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of Valero, the price of the common stock of Valero has experienced significant fluctuations. The historical performance of the common stock of Valero should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Valero on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Valero will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Valero will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Valero.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	TS-9

Examples of Hypothetical Payment at Maturity Attributable to a hypothetical Reference Stock for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity attributable to a hypothetical Reference Stock on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices for the hypothetical Reference Stock as set forth in the column titled “Hypothetical Final Share Price.” The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity attributable to the hypothetical Reference Stock, we have also assumed the following:

• the Initial Share Price:	$100.00	• the Protection Amount (in U.S. dollars):	$10.00
• the Interest Rate:	15.6250% (equivalent to 23.4375% per annum)	• the Protection Amount:	10.00%

Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity Attributable to the Hypothetical Reference Stock	Total Value of Payment Received at Maturity Attributable to the Hypothetical Reference Stock**

$200.00	200.00%	$200.00	$200.00

$105.00	105.00%	$200.00	$200.00

$100.00	100.00%	$200.00	$200.00

$90.00	90.00%	$200.00	$200.00

$50.00	50.00%	2 shares of the hypothetical Reference Stock or the Cash Value thereof	$100.00

$25.00	25.00%	2 shares of the hypothetical Reference Stock or the Cash Value thereof	$50.00

$0.00	0.00%	2 shares of the hypothetical Reference Stock or the Cash Value thereof	$0.00

**	Note that you will receive at maturity, any accrued and unpaid interest in cash, in addition to either shares of the hypothetical Reference Stock (or, at our election, the Cash Value thereof) or $200 in cash. Also note that if you receive the Physical Delivery Amount for such hypothetical Reference Stock, the total value of payment received at maturity attributable to such hypothetical Reference Stock shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity attributable to the hypothetical Reference Stock set forth in the table above are calculated.

Example 1: The closing price of the hypothetical Reference Stock increases from the Initial Share Price of $100 to a Final Share Price of $105. Because the Final Share Price of $105 is greater than the Initial Share Price of $100, you will receive a payment at maturity attributable to the hypothetical Reference Stock of $200 per $1,000 principal amount note.

Example 2: The closing price of the hypothetical Reference Stock decreases from the Initial Share Price of $100 to a Final Share Price of $90. Because the Final Share Price of $90 has declined from the Initial Share Price of $100 by not more than the Protection Amount, you will receive a payment at maturity attributable to the hypothetical Reference Stock of $200 per $1,000 principal amount note, even though the Final Share Price of $90 is less than the Initial Share Price of $100.

Example 3: The closing price of the hypothetical Reference Stock decreases from the Initial Share Price of $100 to a Final Share Price of $50. Because the Final Share Price of $50 is less than the Initial Share Price of $100 by more than the Protection Amount, you will receive, with respect to the hypothetical Reference Stock, the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the hypothetical Reference Stock is $50, the total value of your final payment at maturity attributable to the hypothetical Reference Stock, whether in cash or shares of the hypothetical Reference Stock, is $100.00.

Regardless of the performance of the actual Reference Stocks to which the notes are linked or the payment you receive at maturity, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of at least $156.25 over the term of the notes. The actual Interest Rate will be determined on the Pricing Date and will not be less than 15.6250% (equivalent to 23.4375% per annum).

Because the closing price of each actual Reference Stock may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity with respect to each actual Reference Stock. The table and examples of hypothetical calculations of payment at maturity with respect to a hypothetical Reference Stock above are intended to illustrate how the amount payable at maturity with respect to a Reference Stock will depend on whether and by how much the Final Share Price of the applicable Reference Stock has declined from its Initial Share Price by more than its Protection Amount.  The table and examples above are not intended to be representative of the actual payments that you may receive on an investment in the notes with respect to a particular Reference Stock. Your actual payment at maturity with respect to a particular Reference Stock, whether in the form of a cash payment equal to $1,000 x the applicable Stock Weighting (or $200) or a number of shares of the applicable Reference Stock, or the Cash Value thereof, may differ materially from the hypothetical payments set forth above, depending on the actual Initial Share Price, Final Share Price and Protection Amount for the applicable Reference Stock.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	TS-10

Supplemental Plan of Distribution

If the notes priced today, JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $47.50 per $1,000 principal amount note and would use a portion of that commission to pay selling concessions to other dealers of approximately $35.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. The actual commission received by JPMSI may be more or less than $47.50 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, which includes concessions to be paid to other dealers, exceed $60.00 per $1,000 principal amount note.

The total aggregate principal amount of notes being offered by this term sheet may not be purchased by investors in the offering.  Under these circumstances, JPMSI will retain the unsold portion of the offering and has agreed to hold such notes for investment for a period of at least 30 days.  The unsold portion of notes will not exceed 15% of the aggregate principal amount of notes.  Any unsold portion may affect the supply of the notes available for secondary trading and, therefore, could adversely affect the price of the notes in the secondary market.  Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

See “Plan of Distribution” beginning on page PS-37 of the accompanying product supplement no. 159-A-I.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	TS-11